Exhibit 99.1
AVANIR PHARMACEUTICALS PROVIDES FIRST QUARTER BUSINESS UPDATE
Conference call begins at 11:00 a.m. Eastern time today
Aliso Viejo, Calif., February 9, 2007 — Avanir Pharmaceuticals (NASDAQ: AVNR) today provided a business update and announced a delay in reporting financial results for the first quarter of fiscal year 2007, ended December 31, 2006. The Company is currently evaluating the appropriate method for revenue recognition related to sales of FazaClo® (clozapine, USP). Until this evaluation is complete, the Company has delayed issuing a news release and filing a Form 10-Q for the quarter; the Company expects that this evaluation will be completed, and that financial results will be released, by February 14, 2007.
Business Results
The three months ended December 31, 2006 was highlighted by the following events:
•	FazaClo net wholesaler shipments of $2.7 million, with 46% growth in total prescription and 67% growth in new prescriptions over the same quarter last year.

•	Received an approvable letter from the U.S. Food and Drug Administration (“FDA”) for Zenvia™ for the treatment of involuntary emotional expression disorder (“IEED”). We have a meeting scheduled with the FDA in late February and will provide an update on the Company’s development plans for Zenvia once that is determined.

•	Completed an equity offering raising (net) proceeds of $14.4 million. As required by the note obligation associated with our acquisition of Alamo Pharmaceuticals, we used $2.9 million of the funds raised to repay part of this outstanding debt.

•	Announced initiatives to reduce ongoing operating expenses including suspending commercial efforts focused on Zenvia for involuntary emotional expression disorder; placing on hold activities associated with the selective cytokine inhibitor clinical development program; and reducing the Company’s workforce by 16%.

•	Enrolled the last patient in the ongoing Zenvia Phase III painful diabetic neuropathy trial. Data from this trial is currently anticipated by mid-2007.

•	Entered into an agreement for a financing facility and filed a prospectus supplement with the SEC to enable the Company to sell up to 5.7 million shares of common stock into the open market at the discretion of management. During the quarter, management used this facility to sell 243,060 shares raising net proceeds of $563,000.
Following the end of the quarter, Avanir:
•	Announced receipt of an approvable letter from the FDA for a new formulation of its currently marketed antipsychotic drug FazaClo. The Company has responded to the FDA’s two chemistry, manufacturing and control data requirements and currently anticipates receiving final approval in the coming months. The new formulation, if approved, will include updated packaging as well as a new 12.5mg dosing strength.

•	Completed and submitted the briefing package to the FDA in response to the approvable letter received for Zenvia.

•	Sold an additional 2,329,790 shares of common stock into the open market using the prospectus supplement on file with the SEC, thereby raising net proceeds of $5.4 million.

Balance Sheet Highlights
As of December 31, 2006, the Company had cash and investments in securities totaling $17.6 million, including cash and cash equivalents of $14.5 million, short and long-term investments in securities of $2.2 million and restricted investments in securities of $857,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss business developments in the first quarter of fiscal 2007. The call/webcast will feature Eric Brandt, President and Chief Executive Officer, Michael Puntoriero, Senior Vice President and Chief Financial Officer, and other members of management. The webcast will be available live via the Internet by accessing Avanir’s website at www.avanir.com. Replays of the webcast will be available for 90 days, and a phone replay will be available through February 14, 2007 by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering the passcode 6368181.
About Avanir
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com. Zenvia™, Avanir’s lead product candidate for the treatment of involuntary emotional expression disorder (IEED), is the subject of an approvable letter from the FDA and future development plans for this product candidate are under consideration. The Company does not know at this time what impact, if any, the ongoing discussions with the FDA for IEED may have on the development of Zenvia for other indications. Additionally, Avanir has completed the patient recruitment in a Phase III clinical trial with Zenvia as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease; and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the Company will continue the clinical development of Zenvia after its planned meeting with the FDA or that Zenvia will receive FDA regulatory approval for any indication. There can also be no assurance that the FDA will not require additional evidence of Zenvia’s safety and/or efficacy, notwithstanding the existence of an SPA for the Company’s neuropathic pain clinical trials. If regulatory approval is received, there can be no assurance that AVANIR will be able to market Zenvia successfully. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and control of the Company. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.

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Avanir Pharmaceuticals Contact:
Patrick O’Brien
949-389-6789
pobrien@avanir.com
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